UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Filed by a Party other than the Registrant ☐
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☑	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

GREEN BANKSHARES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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April 3, 2008
Dear Shareholder:
     We invite you to attend the Annual Meeting of Shareholders (the “Annual Meeting”) of Green Bankshares, Inc. (the “Company”) to be held at the General Morgan Inn, 111 North Main Street, Greeneville, Tennessee, on Tuesday, April 29, 2008, at 11:00 a.m., local time.
     The Annual Meeting has been called for the election of directors and to transact such other business as may properly come before the Annual Meeting or any adjournments thereof. Enclosed is a proxy statement, a proxy card and the Company’s Annual Report to Shareholders for the 2007 fiscal year. Directors and officers of the Company as well as representatives of Dixon Hughes PLLC, the Company’s independent registered public accounting firm for the 2007 fiscal year, will be present to respond to any appropriate questions shareholders may have.
     Your vote is important, regardless of the number of shares you own. On behalf of the Board of Directors, we urge you to sign, date and return the enclosed proxy as soon as possible, even if you currently plan to attend the Annual Meeting. We also offer telephone and Internet voting, as more particularly described in the attached proxy statement. Voting by telephone, Internet or by returning a proxy in the mail will not prevent you from voting in person, but will assure that your vote is counted if you are unable to attend the Annual Meeting.
     Thank you for your cooperation and your continuing support.

Sincerely,

R. Stan Puckett
Chairman of the Board and Chief Executive Officer

PROXY STATEMENT
PROPOSAL 1 — Election of Directors
CORPORATE GOVERANCE
COMPENSATION DISCUSSION and ANALYSIS
2007 SUMMARY COMPENSATION TABLE
GRANTS OF PLAN-BASED AWARDS FOR FISCAL 2007
OUTSTANDING EQUITY AWARDS AT 2007 FISCAL YEAR END
OPTIONS EXERCISED AND STOCK VESTED TABLE FOR FISCAL 2007
PENSION BENEFITS
NONQUALIFIED DEFERRED COMPENSATION TABLE FOR FISCAL 2007
DIRECTOR COMPENSATION TABLE
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
Security Ownership of Certain Beneficial Owners and Management
PROPOSAL 2 — Ratification of the Appointment of Independent Registered Public Accounting Firm
FUTURE SHAREHOLDER PROPOSALS
OTHER MATTERS
ANNUAL REPORT ON FORM 10-K

GREEN BANKSHARES, INC.
100 North Main Street
P.O. Box 1120
Greeneville, Tennessee 37743
(423) 639-5111

Notice of Annual Meeting of Shareholders
To Be Held on April 29, 2008

     Notice is hereby given that the 2008 Annual Meeting of Shareholders (the “Annual Meeting”) of Green Bankshares, Inc. (the “Company”) will be held on Tuesday, April 29, 2008, at 11:00 a.m., local time, at the General Morgan Inn, 111 North Main Street, Greeneville, Tennessee 37743.
     A Proxy Card and a Proxy Statement for the Annual Meeting are enclosed.
     The Annual Meeting is for the purpose of considering and acting upon the following matters:
(1)	elect four persons to serve as directors of the Company, each for a three-year term, those persons to serve until the end of their respective terms and until their respective successors are duly elected and qualified; and

(2)	consider and vote upon a proposal to ratify the appointment of Dixon Hughes PLLC as the Company’s independent registered public accounting firm for 2008; and

(3)	to transact such other business as may properly come before the Annual Meeting or any adjournments thereof.
     NOTE: The Board of Directors is not aware of any other business to come before the Annual Meeting.
     Any action may be taken on any one of the foregoing proposals at the Annual Meeting on the date specified above or on any date or dates to which, by original or later adjournments, the Annual Meeting may be adjourned. Shareholders of record at the close of business on March 28, 2008, will be entitled to vote at the Annual Meeting and any adjournments thereof.
     You are requested to fill in and sign the enclosed form of proxy which is solicited by the Board of Directors and to mail it promptly in the enclosed envelope or vote by telephone or over the Internet as described in the attached proxy statement. The proxy will not be used if you attend and choose to vote in person at the Annual Meeting.

BY ORDER OF THE BOARD OF DIRECTORS /s/ Phil M. Bachman
Phil M. Bachman Secretary

Greeneville, Tennessee
April 3, 2008

It is important that proxies be returned promptly. Therefore, whether or not you plan to be present in person at the Annual Meeting, please sign, date, and complete the enclosed proxy card and return it in the enclosed envelope. No postage is required if mailed in the United States. Alternatively, you can vote over the telephone or on the Internet, as more particularly described in the attached proxy statement. Should you subsequently desire to revoke your proxy, you may do so as provided in the attached proxy statement before it is voted at the Annual Meeting.

PROXY STATEMENT
of
GREEN BANKSHARES, INC.
100 North Main Street
P.O. Box 1120
Greeneville, Tennessee 37743
(423) 639-5111

2008 ANNUAL MEETING OF SHAREHOLDERS
April 29, 2008
General
     This document is being furnished to Green Bankshares, Inc. (the “Company”) shareholders in connection with the solicitation of proxies by the Company’s board of directors to be used at the 2008 Annual Meeting of Shareholders of the Company (the “Annual Meeting”), to be held on April 29, 2008, at 11:00 a.m., local time, at General Morgan Inn, 111 North Main Street, Greeneville, Tennessee 37743. The accompanying Notice of Annual Meeting and form of proxy and this Proxy Statement are first being mailed to shareholders on or about April 3, 2008.
     The Company’s board of directors has fixed the close of business on March 28, 2008, as the record date for determining the holders of shares of the Company’s common stock entitled to receive notice of and to vote at the Annual Meeting. Only holders of record of shares of the Company’s common stock at the close of business on that date will be entitled to vote at the Annual Meeting and at any adjournment or postponement of that meeting. At the close of business on the record date, there were 13,000,987 shares of the Company’s common stock outstanding, held by approximately 2,900 holders of record. Each Company shareholder will be entitled to one vote for each share held of record upon each matter properly submitted at the Annual Meeting and at any adjournment or postponement of that meeting.
Matters to be Considered
     At this Annual Meeting, holders of the Company’s common stock will be asked to:
•	elect four persons to serve as directors of the Company, each for a three-year term, those persons to serve until the end of their respective terms and until their respective successors are duly elected and qualified; and

•	consider and vote upon a proposal to ratify the appointment of Dixon Hughes PLLC as the Company’s independent registered public accounting firm for 2008; and

•	to transact such other business as may properly come before the Annual Meeting or any adjournments thereof.
Proxies
     Each copy of this document mailed to Company shareholders is accompanied by a proxy card with instructions for voting by mail, by telephone or through the Internet. If voting by mail, you should complete and return the proxy card accompanying this document to ensure that your vote is counted at the Company’s annual meeting, or at any adjournment or postponement of the Company’s annual meeting, regardless of whether you plan to attend the Company’s annual meeting. You may also vote your shares by telephone or through the Internet. Information and applicable deadlines for voting by telephone or through the Internet are set forth in the enclosed proxy card instructions.

     The presence of a shareholder at the Annual Meeting will not automatically revoke that shareholder’s proxy. However, a shareholder may revoke a proxy at any time prior to its exercise by:
•	submitting a written revocation prior to the meeting to Phil M. Bachman, Corporate Secretary, Green Bankshares, Inc., 100 North Main Street, Greeneville, Tennessee 37743-4992;

•	submitting another proxy by mail, internet or telephone that is dated later than the original proxy; or

•	attending the annual meeting and voting in person.
     If your shares are held by a broker or bank, you must follow the instructions on the form you receive from your broker or bank with respect to changing or revoking your proxy.
     The shares represented by any proxy card that is properly executed and received by the Company in time to be voted at the Annual Meeting will be voted in accordance with the instructions that are marked on the proxy card. If you execute your proxy but do not provide the Company with any instructions, your shares will be voted “FOR” the election of the nominees as directors of the Company and “FOR” all other matters described in the notice of the annual meeting.
     Proxies that are returned to us where brokers have received instructions to vote on one or more proposals but do not vote on other proposal(s) are referred to as “broker non-votes” with respect to the proposal(s) not voted upon. Broker non-votes are included in determining the presence of a quorum.
Vote Required
     In order to have a lawful meeting, a quorum of shareholders must be present at the Annual Meeting. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of the Company’s common stock outstanding as of the record date will constitute a quorum at the meeting. A shareholder will be deemed to be present if the shareholder either attends the meeting or submits a properly executed proxy card that is received at or prior to the meeting (and not revoked). Under the law of Tennessee, the Company’s state of incorporation, abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum, but are not counted as votes cast at the meeting. Broker non-votes occur when brokers who hold their customers’ shares in street name submit proxies for such shares on some matters, but not others. Generally, this would occur when brokers have not received any instructions from their customers. In these cases, the brokers, as the holders of record, are permitted to vote on “routine” matters, which typically include the election of directors, but not on non-routine matters such as approval of a merger agreement.
     The affirmative vote of a plurality of the votes cast by the shareholders entitled to vote at the Annual Meeting is required for the election of directors. A properly executed proxy marked “Withhold Authority” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted in determining whether there is a quorum. Therefore, so long as a quorum is present, withholding authority will have no effect on whether one or more directors is elected.
     If a quorum exists, approval of the ratification of the appointment of Dixon-Hughes as the Company’s independent registered public accounting firm for 2008 requires that the number of votes cast, in person or by proxy, at the Company’s Annual Meeting in favor of the proposal exceed the number of votes cast, in person or by proxy, against the proposal. Abstentions and broker non-votes are not counted as votes cast and thus have no impact on the proposal to approve ratification of the appointment of Dixon-Hughes as the Company’s independent registered public accounting firm for 2008 because the vote required to approve this proposal is not based upon the Company’s outstanding shares, but only on those shares present and voting.
Solicitation of Proxies
     In addition to solicitation by mail, directors, officers and employees of the Company may solicit proxies for the Annual Meeting from Company shareholders personally or by telephone and other electronic means without additional remuneration for soliciting such proxies. We also will provide persons, firms, banks and corporations holding shares in their names or in the names of nominees, which in either case are beneficially owned by others, proxy material for transmittal to such beneficial owners and will reimburse such record owners for their expenses in taking such actions.

PROPOSAL 1 — Election of Directors

     The Company’s Board of Directors is currently composed of 15 members. The Company’s Amended and Restated Charter requires that directors be divided into three classes, as nearly equal in number as possible, and that the members of each class serve for a term of three years and until their successors are elected and qualified, with one-third of the directors elected each year. The Company’s nominating committee has nominated for election as directors Bruce Campbell, Samuel E. Lynch, R. Stan Puckett and John Tolsma, each of whom is currently a member of the Board of Directors, to serve for a term of three years and until his respective successor is duly elected and qualified. Under Tennessee law, directors are elected by a plurality of the votes cast at an election. Each of Messrs. Campbell, Lynch, Puckett and Tolsma has consented to serve as a director if elected. Phil Bachman, Charlie S. Brooks, Jerald K. Jaynes and Terry Leonard have each reached the mandatory retirement age, as defined in the Company’s by-laws, and will be retiring from service as a Director effective April 28, 2008. Upon their retirement, the size of the Company’s Board of Directors will be reduced to 11 members.
     It is intended that the persons named in the proxies solicited by the Board of Directors will vote for the election of each of the nominees. If any nominee is unable to serve or for good cause will not serve, the shares represented by all properly executed proxies which have not been revoked will be voted for the election of a substitute nominee as the Board of Directors may recommend. In the alternative, the Board of Directors may, in its discretion, reduce its size to eliminate the vacancy. At this time, the Board of Directors knows of no reason why any nominee might be unable or unwilling to serve.
     The Company’s Board of Directors has determined that each of the following directors is an “independent director” within the meaning of Marketplace Rule 4200(a)(15) of the National Association of Securities Dealers, Inc. (the “NASD”):
Martha M. Bachman;
Phil M. Bachman;
Charles S. Brooks;
Bruce Campbell;
W.T. Daniels;
Robin Haynes;
Jerald K. Jaynes;
Robert K. Leonard;
Terry Leonard;
Samuel E. Lynch;
John Tolsma; and
Charles H. Whitfield, Jr.
     When making its determination with respect to the independence of Mr. and Mrs. Bachman and Mr. Brooks, the Board of Directors considered the interest of Mr. and Mrs. Bachman and Mr. Brooks in the transactions described below under the caption “Certain Transactions”.
     The Company’s Board of Directors has established procedures for the Company’s shareholders to communicate with members of the Board of Directors. Shareholders can communicate with any of the Company’s directors, including the chairperson of any of the committees of the Board of Directors, by writing to a director c/o Green Bankshares, Inc., 100 North Main Street, P.O. Box 1120, Greeneville, Tennessee 37743.
     The Company encourages the members of the Board of Directors to attend the Company’s annual meeting of shareholders. All of the Company’s directors attended the 2007 Annual Meeting of Shareholders.

     The Board of Directors recommends a vote “FOR” election as directors of all the nominees listed below.
     The following table sets forth certain information with respect to each of the Company’s current directors whose term of office as a director will or, assuming re-election, is expected to continue after the Annual Meeting. Each of the Company’s directors also currently serves as a director of GreenBank (the “Bank”), the wholly owned subsidiary of the Company. There are no arrangements or understandings between the Company and any director pursuant to which such person has been selected as a director or nominee for director of the Company, and no director or nominee is related to any other director, nominee or executive officer by blood, marriage or adoption other than Ms. Bachman, who is Phil Bachman’s wife, and Mr. Robert Leonard, who is Terry Leonard’s son.

			Current Term	Previous Five-Years Business
Name	Age	Director Since (a)	to Expire	Experience

BOARD NOMINEES FOR TERM TO EXPIRE IN 2011
Bruce Campbell	56	2000	2008	Director, President and Chief Executive Officer, Forward Air Corporation, since October, 2003; previously, Director, President and Chief Operating Officer, Forward Air Corporation (transportation)
Samuel E. Lynch	48	2008	2008	President and Chief Executive Officer BioMimetic Therapeutics, Inc. (biopharmaceutical company)
R. Stan Puckett	52	1989	2008	Chairman of the Board and Chief Executive Officer of the Company and the Bank
John Tolsma	34	2004	2008	Chief Executive Officer, Knowledge Launch (educational multimedia)
DIRECTORS CONTINUING IN OFFICE
Robert K. Leonard	40	2005	2010	President, LMR Plastics (manufacturing)
Ronald E. Mayberry	54	2003	2010	Regional Executive Sumner County; previously, President and CEO of Independent Bankshares, Inc. headquartered in Gallatin, Tennessee, which was acquired by the Company in November 2003
Kenneth R. Vaught	43	2002	2010	President and Chief Operating Officer of the Company and the Bank; previously, Senior Vice-President and Regional Executive for the Bank’s Blount and Knox County, Tennessee offices.
Martha M. Bachman	53	2005	2009	Real Estate and Investment Management
W.T. Daniels	63	1987	2009	Property management
Robin Haynes	46	2004	2009	Comptroller & Corporate Secretary, Delmar Haynes Pontiac GMC (automobile dealership)
Charles H. Whitfield, Jr.	50	2000	2009	President and Chief Executive Officer, Laughlin Memorial Hospital (hospital management)

(a)	Indicates year that director first served as a director of either the Company or the Bank.

CORPORATE GOVERANCE

Meetings and Committees of the Board of Directors
     The Company conducts its business through meetings of the board of directors, which met 15 times during 2007. Directors of the Company also are directors of the Bank, the board of which met 12 times in 2007. Each member of the board of directors of the Company and of the Bank attended at least 75% or more of the aggregate of (a) the total number of meetings of the boards of directors and (b) the total number of meetings held by all committees on which they served.
     The Nominating/Governance Committee of the Company, consisting of Terry Leonard, Phil Bachman, Bruce Campbell, Robin Haynes, Robert K. Leonard, Martha Bachman and Samuel E. Lynch, with Terry Leonard serving as Chairman, is responsible for selecting nominees for election as directors. Nominations may also be made by shareholders, provided such nominations are made in writing and submitted to the Secretary or the President of the Company in accordance with the Company’s Amended and Restated Charter as described below. Effective April 28, 2008, Mr. Terry Leonard and Mr. Phil Bachman will be retiring from the Board and this committee. Upon Mr. Leonard’s retirement, Mr. Bruce Campbell will become the Chairman of this committee. The Nominating/Governance Committee has a written charter which sets out the duties and responsibilities of the committee, a copy of which is available on the “Investor Relations” section of the Company’s website at www.greenbankusa.com. Each of the directors who serve on the Nominating Committee is “independent” as that term is defined under Rule 4200(a)(15) of the listing standards of the NASD. During 2007, the Nominating Committee met three times.
     Under the terms of the Company’s Amended and Restated Charter, shareholders of record of the Company both at the time of giving of notice and at the time of the annual meeting, may nominate persons for election to the Company’s board of directors. For such nominations to be properly brought before an annual meeting, the shareholder must have given timely notice thereof in writing to the secretary of the Company. To be timely, a shareholder’s notice shall be delivered to the secretary at the Company’s principal executive office no less than 40 days nor more than 60 days prior to the scheduled date of such meeting; except that if notice of public disclosure of the meeting is given fewer than 50 days prior to the meeting, such shareholder’s notice must be delivered to the secretary of the Company not later than the close of business on the 10th day following the day such notice was first mailed to the Company shareholders. In addition, each notice submitted by a Company shareholder shall set forth as to such nominee all information relating to that person that is required to be disclosed in solicitations of proxies for election of directors, or as otherwise required, in each case pursuant to Regulation 14A of the Securities Exchange Act of 1934 (“Exchange Act”), including that nominee’s written consent to be named in the proxy statement as a nominee and to serving as a director if elected. Also, the shareholder giving such notice and the beneficial owner, if any, on whose behalf the nomination is submitted, shall include the name and address of such shareholder as they appear on the Company’s books and of such beneficial owner, and the number of shares of each class of the Company’s stock which are owned beneficially and of record by such shareholder and such beneficial owner.
     In the event that the number of directors to be elected to the board of directors at an annual meeting is increased and there is no public announcement by the Company naming all of the nominees for director or specifying the size of the increased board of directors at least 70 days prior to the first anniversary of the prior year’s annual meeting, a shareholder’s notice required by the Company’s Amended and Restated Charter shall also be considered timely with respect to nominees for any such new positions, if it shall be delivered to the Secretary of the Company at the Company’s principal executive offices not later than the close of business on the 10th day following the day on which public announcement of such increase is first made by the Company.
     The Company’s Nominating/Governance Committee is responsible for (i) annually reviewing with the board of directors the appropriate skills and characteristics required of members of the board of directors, which, at a minimum, include professional integrity, sound judgment, and sufficient time to devote to board activities; (ii) annually reviewing and determining any specific qualities or skills that one or more directors must possess; (iii) identifying individuals qualified to become directors consistent with the criteria approved by the board of directors; (iv) evaluating and considering director candidates proposed by management, any director or any shareholder; and (v) recommending for selection by the board of directors director nominees for the next annual meeting of shareholders. The board of directors will then review and approve director nominees for the annual meeting of shareholders.

     Each potential director nominee is evaluated on the same basis regardless of whether he or she is recommended by management, by a director or by a shareholder. The board of directors has not adopted a policy with respect to minimum qualifications for directors. Rather, the Nominating/Governance Committee annually reviews and determines the specific qualifications and skills that one or more directors must possess. Each of the nominees for director to be elected at the Annual Meeting was nominated and recommended by the Nominating/Governance Committee and approved by the board of directors. The Company has not received director nominee recommendations from any shareholders for the terms commencing in 2008 and expiring in 2011. The board of directors will consider nominees recommended by shareholders under the same criteria as nominees submitted by other parties, provided that such recommendations comply with the notice, timing and other requirements provided for in the Company’s Amended and Restated Charter.
     The Audit Committee of the Bank also serves as the Audit Committee for the Company and is a separately-designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. The Audit Committee of the Bank consists of Messrs. Robert K. Leonard, Samuel E. Lynch, Jerald Jaynes, Terry Leonard, John Tolsma and Charles Whitfield, Jr. Each of the directors who serves on the Audit Committee is “independent” of the Company, as the term “independent” is defined under Rule 4200(a)(15) of the listing standards of the NASD and the standards promulgated under the Sarbanes-Oxley Act of 2002. Mr. Robert Leonard served as the Chairman of the Audit Committee, and the Company’s board of directors has determined that he qualifies as an “audit committee financial expert” as such term is defined by the SEC’s rules and regulations, and is “independent”, as defined by the NASD’s listing standards and the SEC’s rules and regulations. Effective April 28, 2008, Mr. Terry Leonard and Mr. Jerald Jaynes will be retiring from the Board and the audit committee. This committee meets at least quarterly to (1) monitor the accounting and financial reporting practices of the Company, and (2) determine whether the Company has adequate administrative, operating and internal accounting control over financial reporting. This committee met six times during 2007 in its capacity as the Audit Committee for the Company. A copy of the Audit Committee Report is set forth below. The Audit Committee has a written charter which sets out the duties and responsibilities of the Audit Committee, a copy of which is available on the “Investor Relations” section of the Company’s website at www.greenbankusa.com.
     The Bank’s Compensation Committee also serves as the compensation committee for the Company. The Compensation Committee consists of Messrs. Phil Bachman, Martha Bachman, Terry Leonard, W.T. Daniels, Charles Brooks, Bruce Campbell, John Tolsma and Charles Whitfield, Jr., with Mr. Terry Leonard serving as Chairman. Mr. John Tolsma will serve as Chairman of this committee upon the retirement of Terry Leonard on April 28, 2008. Additionally, on April 28, 2008, Mr. Phil Bachman and Mr. Charles Brooks will be retiring from the Board and the compensation committee. Each member of the Compensation Committee is “independent” within the meaning of the NASD’s listing standards. The Compensation Committee meets periodically to evaluate the compensation and fringe benefits of the directors, officers and employees of the Bank and the Company and recommend compensation changes to the respective boards of directors. The Compensation Committee met two times during 2007. The Compensation Committee has a written charter which sets out the duties and responsibilities of the Compensation Committee, a copy of which is available on the “Investor Relations” section of the Company’s website at www.greenbankusa.com.
Compensation Committee Interlocks and Insider Participation
     The members of the Compensation Committee during 2007 consisted of Messrs. Terry Leonard, Phil Bachman, Charlie Brooks, W.T. Daniels, Bruce Campbell, John Tolsma and Martha Bachman.
     Except for Mr. Bachman, who serves as the Secretary of the Company and the Bank, for which he receives no compensation, no member of the Compensation Committee of the board of directors of the Company was either (i) an officer or employee of the Company or any of its subsidiaries during the fiscal year ended December 31, 2007, (ii) a former officer of the Company or any of its subsidiaries, or (iii) an insider (i.e., director, officer, director or officer nominee, greater than 5% shareholder, or immediate family member of the foregoing) of the Company or any of its subsidiaries that engaged, or is currently engaging, in transactions with the Company or any subsidiary of the Company that must be disclosed in this proxy statement under the rules and regulations of the SEC.

     Except as set forth above, there are no relationships among the Company’s executive officers, members of its Compensation Committee or entities whose executives serve on the board of directors or the Compensation Committee that require disclosure under applicable SEC rules or regulations.
Certain Transactions
     The Company and its subsidiaries have had, and expect to have in the future, transactions in the ordinary course of business with directors and executive officers and members of their immediate families, as well as with principal shareholders. All loans and deposits included in such transactions were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, in the case of loans, as those prevailing for comparable transactions with non-affiliated persons. It is the belief of management that such loans neither involved more than the normal risk of collectability nor presented other unfavorable features.
     The Company purchases insurance coverage from McInturff, Milligan and Brooks of which Mr. Brooks is Chairman of the Board and the owner of 25% of the equity interest. During 2007, commissions totaling $128,886 were paid by the Company to McInturff, Milligan and Brooks. Management believes the fees paid are fair and reasonable and do not exceed those commissions that would be paid to an unaffiliated third-party firm. The Company expects to continue such relationships in the future.
     The Company offers insurance products (accident and health, term life, and credit life) to its loan customers through Mountain Life Insurance Company, a subsidiary of Mountain Services Corporation, of which Mr. Bachman has a 12.46% ownership interest and also sits on the board of directors. During 2007, the Company forwarded $277,989 in premiums to Mountain Life Insurance Company. These premiums are net of the Company’s customary rebate incurred in the normal course of business. Management believes these insurance products offered to its customers are competitive with similar products offered by other insurance companies.
Review, Approval or Ratification of Transactions with Related Persons
     The Company has followed the practice of having the full board of directors or a committee of disinterested directors review and approve transactions in which a director has a material interest. The Company has adopted a written Related Party Transactions Review and Approval Policy, which is administered by the board of directors. The Policy covers “related party transactions”, including any financial transaction, arrangement or relationship or any series of similar transactions, arrangements or relationships, either currently proposed or since the beginning of the last fiscal year in which the Company was or is to be a participant, involves an amount exceeding $120,000 and in which a director, nominee for director, executive officer or immediate family member of such person has or will have a direct or indirect material interest. The board of directors determines whether or not “related party transactions” are fair and reasonable to the Company. The board of directors also determines whether any “related party transaction” in which a director has an interest impairs the director’s independence. Approved “related party transactions” are subject to on-going review by the Company’s management on at least an annual basis. Loans to directors and executive officers and their related interests made and approved pursuant to the terms of Federal Reserve Board Regulation O are deemed approved under this policy. Any such loans that become subject to specific disclosure in the Company’s annual proxy statement will be reviewed by the Audit Committee at that time.
Section 16(a) Beneficial Ownership Reporting Compliance
     Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater-than-10% shareholders are required to furnish the Company with copies of all such reports. Based solely on its review of copies of such reports received by it, or written representations from certain reporting persons that no annual report of change in beneficial ownership is required, the Company believes that, during and with respect to the year ended December 31, 2007, all such filing requirements were timely satisfied except for a late Form 4 filing each for Mr. Jerald Jaynes and Mr. Frank Snyder.

Audit Committee Report
     The following Audit Committee Report shall not be deemed filed or incorporated by reference into any other document, including the Company’s filings under the Securities Act of 1933 or the Exchange Act, except to the extent the Company specifically incorporates this Report into any such filing by reference.
     The board of directors of the Company has appointed an Audit Committee, consisting of six independent directors, which assists the board of directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company.
     In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the Company’s independent registered public accounting firm a formal written statement describing all relationships between the independent registered public accounting firm and the Company that might bear on the independent registered public accounting firm’s independence consistent with Independence Standards Board Standard No. 1, (Independence Discussions with Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and those independent standards promulgated by the Securities and Exchange Commission pursuant to the Sarbanes-Oxley Act of 2002, and has discussed with the independent registered public accounting firm any relationships that may impact their objectivity and independence and satisfied itself as to the independent registered public accounting firm’s independence. The Audit Committee also discussed with management, the internal auditors and the independent registered public accounting firm the quality and adequacy of the Company’s internal control over financial reporting and the internal audit function’s organization, responsibilities, budget and staffing. The Audit Committee reviewed with both the independent registered public accounting firm and the internal auditors their audit plans, audit scope, and identification of audit risks.
     The Audit Committee reviewed and discussed with the independent registered public accounting firm all matters required by generally accepted auditing standards, including those matters described in Statement on Auditing Standards No. 61, as amended, (AICPA, Professional Standards, Vol. 1 AU Section 380) as adopted by the Public Company Accounting Oversight Board in Rule 3200T, and, with and without management present, discussed and reviewed the results of the independent registered public accounting firm’s examination of the financial statements. The Audit Committee also discussed the results of the internal audit examinations.
     The Audit Committee reviewed and discussed the audited financial statements of the Company as of and for the fiscal year ended December 31, 2007, with management and the independent registered public accounting firm. Management has the responsibility for the preparation of the Company’s financial statements, and the independent registered public accounting firm has the responsibility for the examination of those statements and expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States of America. The Audit Committee held six meetings during 2007.
     Based on the above-mentioned review and discussions with management and the registered public accounting firm, the Audit Committee recommended to the board of directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, for filing with the Securities and Exchange Commission.
Robert K. Leonard, Chairman
Jerald K. Jaynes
Terry Leonard
Samuel E. Lynch
John Tolsma
Charles H. Whitfield, Jr.

Code of Conduct
     The Company maintains a code of conduct that is applicable to all of the Company’s directors and employees, including its principal executive officer and its senior financial officers. This code, which requires continued observance of high ethical standards such as honesty, integrity and compliance with law in the conduct of the Company’s business, is available for public access under the “Investor Relations” section of the Company’s website at www.greenbankusa.com. The Company intends to make any legally required disclosure of any amendments to, or waivers from, the code of conduct with respect to its directors and executive officers in accordance with the rules and regulations of the SEC and the NASD. If such disclosure is made on the Company’s website, it will be located on the “Investor Relations” section of the website at www.greenbankusa.com.
Compensation Committee Report
     The following Compensation Committee Report shall not be deemed filed or incorporated by reference into any other document, including the Company’s filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report into any such filing by reference.
     The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K of the rules and regulations of the SEC and contained in this Proxy Statement. Based on this review and discussion, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.
     Submitted by the 2007 Compensation Committee of the Company’s board of directors
Terry Leonard, Chairman — 2007
John Tolsma, Chairman — 2008
Martha Bachman
Phil M. Bachman, Jr.
Charles Brooks
Bruce Campbell
W.T. Daniels
Charles Whitfield, Jr.

COMPENSATION DISCUSSION and ANALYSIS

Introduction
     The Compensation Committee of the Company’s board, which also serves as the Compensation Committee of the Bank, is presently comprised of eight members of the board of directors and is responsible for developing and making recommendations to the full board of directors concerning compensation paid to the Chief Executive Officer and the President and Chief Operating Officer. Additionally, after considering the recommendations of the Chief Executive Officer, the Compensation Committee will recommend to the full board of directors compensation for other “named executive officers”. The Compensation Committee is further responsible for administering all aspects of the Company’s executive compensation program.
     The Compensation Committee utilizes the services of Clark Consulting in the development and design of the overall executive compensation program. Each member of the Compensation Committee is independent within the meaning of the NASD’s listing standards and is appointed annually. Members of the Compensation Committee consist of Messrs. Phil Bachman, Martha Bachman, Terry Leonard, W.T. Daniels, Charles Brooks, Bruce Campbell, John Tolsma and Charles Whitfield, Jr., with Mr. Terry Leonard serving as Chairman. Mr. John Tolsma will serve as Chairman of this committee upon the retirement of Terry Leonard on April 28, 2008. Additionally, on April 28, 2008, Mr. Phil Bachman and Mr. Charles Brooks will be retiring from the Board and the compensation committee. The Compensation Committee meets periodically to evaluate the compensation and fringe benefits of the directors, officers and employees of the Bank and the Company and recommend compensation changes to the respective boards of directors. The Compensation Committee met two times during 2007. The

Compensation Committee has a written charter which sets out the duties and responsibilities of the Compensation Committee, a copy of which is available on the “Investor Relations” section of the Company’s website at www.greenbankusa.com.
     The Compensation Committee independently determines the compensation mix and total compensation level of the Chief Executive Officer and the President and Chief Operating Officer of the Company based upon input received from Clark Consulting. The Chief Executive Officer and the President and Chief Operating Officer provide recommendations to the Compensation Committee for the mix and total compensation level of each of the named executive officers reporting to them. The Compensation Committee, with the assistance of its compensation consultant and based upon data from the peer group (discussed below), independently reviews these recommendations and either approves or modifies them prior to recommending them to the full board of directors.
Executive Compensation Philosophy
     The Company seeks to provide an executive compensation package that is driven by overall financial performance, increase in shareholder value, success of the business unit directly impacted by the executive’s performance and the performance of the individual executive. Executive compensation is intended to be set at levels that the Compensation Committee, based upon information provided by the consultant, believes is consistent with a peer group of banks independently selected by the consultant and approved by the Compensation Committee.
     For 2006 the peer group of banks consisted of banks in the $1.7 billion asset size category similar to the Company with similar performance characteristics. The peer group of banks were: Community Trust Bancorp, Inc,, Republic Bancorp Inc. First Financial Holdings, Inc., Main Street Banks, Inc., Bank of the Ozarks, Inc., First Community Bancshares, Inc., First Bancorop, SCBT Financial Corp., GB&T Bancshares, Inc., Coastal Financial Corp., S.Y. Bancorp. Inc., Bank of Granite Corp., FNB Corp., ABC Bancorp, Secutoity Bank Corp., Southern Community Financial Corp., FNB Financial Services Corp., Yadkin Valley Bank and Trust Company, PAB Bankshares, Inc., Pinnacle Financial Partners, Inc.
     As a result of the acquisition of Civitas BankGroup in May 2007 the asset size of the Company increased to $2.9 billion and, accordingly, the peer group of banks has changed. The peer group of banks now consists of 5 publicly traded financial institutions of comparable asset size and performance characteristics located primarily in the Southeast. Management is not involved in this selection process. The new peer group banks consist of: Capital City Bank Group, Inc, First Bancorp, Pinnacle Financial Partners, Inc., Renasant Corporation and SCBT Financial Corporation.
Objectives of Executive Compensation
     The objectives of the Company’s executive compensation program are to attract and retain quality executive leadership and to enhance the individual executive’s performance. This is accomplished through the alignment of incentives with each business unit most directly impacted by the executive’s leadership and performance with the key objectives to increase shareholder value and improve overall performance.
     The Compensation Committee bases its executive compensation program on the same objectives that guide the Company in establishing all of its compensation programs. Compensation is based upon the level of job responsibility, individual performance and company performance. As employees progress to higher levels of responsibility in the organization, an increasing proportion of their pay should be linked to company performance and shareholder returns, because they are more able to affect company results. Additionally, compensation should reflect the value of the job in the marketplace. To attract and retain a highly skilled workforce the Company must remain competitive with the pay of other employers who compete with us for talent. Compensation programs must deliver top-tier compensation given top-tier individual and company performance. Where individual performance falls short of expectations and/or company performance lags the industry, the programs should deliver lower-tier compensation. In addition, the objectives of pay for performance and retention must be balanced. Even in periods of temporary downturns in company performance, the programs should continue to ensure that successful, high-achieving employees will remain motivated and committed to the Company.

     The committee strives to meet these objectives while maintaining market competitive pay levels and ensuring that we make efficient use of shares and have predictable expense recognition.
Competitive Positioning
     In conjunction with the outside consultant, a customized peer group of Banks, indentified above, reflecting the Company’s higher asset size level achieved in 2007, was developed in order to benchmark both director and the top two executive officer compensation packages. The peer group was based upon a number of factors including company focus, growth and earnings, asset size and outside investment analyst reviews. A proxy analysis was performed comparing directors’ and the top two executive officers’ overall compensation to the peer group. Based upon the review of market data by the consultants, the Company set annual incentive and equity award levels for the Chief Executive Officer and the President and Chief Operating Officer which would ensure market competitive pay at the 50th percentile when performance goals are met and at the 75th percentile when performance goals are exceeded. Additionally the Compensation Committee established benchmarks associated with the Bank maintaining a top rating from its primary Bank Regulator. For 2007, the Compensation Committee set target base compensation increases in the range of 3% to 5% and target cash incentive compensation levels in the range of 40% to 60% of base compensation based upon corporate performance goals relative to peers. The performance goals established include: return on average assets, net interest margin, year-over-year core earnings per share growth, return on average stockholders’ equity, three year asset growth rate, the three year total return (defined as the percentage change over three years on a dollar investment in the company’s common stock at the beginning of the period), and the efficiency ratio, all equally weighted. As a result of earnings performance achieved in 2006, Mr. Puckett received an increase in base compensation in January 2007, of 5.0% and Mr. Vaught received an increase in base compensation in January 2007, of 5.3%.
     Based upon the previously identified earnings performance goals of the Company compared with the new peer group of banks in 2007, Mr. Puckett was awarded a cash bonus equal to 39.1% of his adjusted base compensation, a decrease of 27.2% from the prior year, and Mr. Vaught received a cash bonus equal to 38.9% of his adjusted base compensation, a decrease of 27.7% from the prior year.
     More specifically, the Company attempts to position the compensation of its senior executives as follows:
•	Base salaries for executives generally are targeted between the market 40th and 50th percentile.
•	The annual incentive plan will provide cash compensation at the market 50th percentile when target goals are achieved and between the 60th and 75th percentile, if annual goals are exceeded. No bonuses will be paid if annual performance goals are not met. Based upon the Company’s performance, relative to the 2007 peer group of historically high performing banks, the annual incentive payouts made in January 2008 for 2007 performance were reduced from 2006 levels.

•	Performance-based long term incentives will provide equity compensation at the market 50th percentile when target goals are met, with the potential for awards between the 60th and 75th percentile when long term goals are exceeded. No equity awards will be made if long term performance goals are not met. Vesting periods of five years have been selected based upon the preponderance of proxy data reviewed for the peer group companies. Base salaries for other named executive officers are determined initially by evaluating the responsibilities of the positions held, and by reference to the competitive marketplace for talent, including a comparison of base salaries for comparable positions at comparable companies within the financial services industry. Annual salary adjustments are determined by evaluating the competitive marketplace, the performance of the Company and the performance of the other named executive officers.

Composition of Total Compensation
     The Company provides a competitive mix of pay elements that align executive incentives with shareholder value. The executive compensation includes both short and long term compensation, with an emphasis on long-term compensation that is tied to corporate and stock price performance. In 2007, the Company had chosen to use stock options (awarded as described in “Competitive Positioning” above) in the long-term component of total compensation for named executive officers. Incentive performance measures promote shareholder return and earnings growth, and the plan design assures clear linkages between performance measures a participant’s ability to influence such measures and award levels. By emphasizing longer performance measurement periods by using long-term incentives, we align our executive’s interests with our shareholders and create a strong retention tool.
     Base salaries are designed to provide competitive levels of compensation to executives based upon their experience, duties and scope of responsibility. Base salaries are provided to ensure a basic level of compensation and are necessary to recruit and retain executives. An important aspect of base salaries is the Committee’s ability to use annual base salary adjustments to reflect an individual’s performance or change in responsibilities. The Compensation Committee places a greater emphasis targeting the total amount of direct compensation to peer practices and emphasizes a mix of compensation weighted towards variable compensation for the Chief Executive Officer and the President and Chief Operating Officer. At lower executive levels, base salaries represent a larger proportion of total compensation but at the other named executive levels are progressively replaced with larger variable compensation opportunities.
     Annual bonus incentives are used as a short-term incentive to drive achievement of annual performance goals including the support of strategic business objectives, financial goals, specific performance goals and to encourage team work.
     The benefits component of total compensation includes the Company’s 401(k) Plan and a non-qualified deferred compensation plan. Under the terms of the qualified 401(k) Plan the Company maintains a contributory profit sharing plan (“PSP”) covering certain employees with more than one year of service. The Company contributes a discretionary and immediately vested 3% of compensation, excluding bonuses and overtime, to the PSP. In addition, the Company’s Board of Directors has the authority to contribute an additional discretionary 3% of compensation, excluding bonuses, commissions and overtime, which vests after two years of employment. The PSP allowed employees to contribute the maximum allowed by current ERISA.
     The Company has entered into Employment Agreements, which include a change in control provision, with both the Chief Executive Officer and the President and Chief Operating Officer. The agreements were initially for a three year period with an annual automatic renewal unless either party notifies the other of a termination at least 90 days prior to the end of the then current term.
     Additionally, the Company has entered into Change in Control Agreements with selected members of senior management, including each of the named executive officers. The Change in Control agreements were entered into as a function of the consolidation occurring in the financial services industry and to avoid having our executives distracted by a rumored, or actual, change in control. If a change in control were to occur, we want our executives to be focused on the business and the interests of the shareholders. We believe that it is important that our executives react neutrally to a potential change in control and not be influenced by personal financial concerns. Our change in control agreements are consistent with market practices and assist us in retaining our executive talent. The level of benefits have been set at either 1.99 times or 2.99 times the participating executive’s base amount within the meaning of Section 280G of the Internal Revenue Code, payable in a lump sum six months following a Change in Control. This structure is common and deemed necessary to remain competitive within the banking industry as a whole and, more specifically, with our peer group. Both the Chief Executive Officer and the President and Chief Operating Officer have entered into Non-competition Agreements with the Company. In consideration for entering into these agreements, the Company has provided certain deferred compensation benefits which have been funded by individual insurance policies. The benefits payable to both individuals range from 7 to 10 years based upon certain events occurring such as age, retirement, disability or death. If either of these individuals are terminated for cause, then the Company will be released from its obligation.

Tax Considerations
     It has been the Committee’s intent that all incentive payments be deductible unless maintaining such deductibility would undermine our ability to meet our primary compensation objectives or is otherwise not in our best interest.
     Federal Income Tax Deductibility Limitations. The Compensation Committee believes it is appropriate to take into account the $1,000,000 limit on the deductibility of executive compensation for federal income tax purposes pursuant to Section 162(m) of the Internal Revenue Code of and to seek to qualify the Company’s performance-based cash and equity-based compensation for exclusions from Section 162(m) so such compensation will qualify as a tax deductible expense. The Compensation Committee will continue to evaluate whether it will approve annual compensation arrangements exceeding $1,000,000 and whether it will attempt to qualify any such amounts for deductibility under the federal tax laws.
     Sections 280G and 4999. We provide our named executive officers with employment agreements or change in control agreements that provide for payments to the executives following certain terminations of employment after a change in control. Certain of these agreements provide for tax protection in the form of a gross-up payment to reimburse the executive for any excise tax under Internal Revenue Code Section 4999 as well as any additional income and employment taxes resulting from such reimbursement. Internal Revenue Code Section 4999 imposes a 20% non-deductible excise tax on the recipient of an “excess parachute payment” and Internal Revenue Code Section 280G disallows the tax deduction to the payor of any amount of excess parachute payment that is contingent upon a change in control. Payments related to a change in control must not exceed 3 times the executive’s base amount in order to be considered an excess parachute payment, and then the excise tax is imposed on the parachute payments that exceed the executive’s base amount. The intent of the tax gross-up is to provide a benefit without tax penalty to certain executives who are displaced in the event of a change in control. We believe that the provision of tax protection for certain of our executive officers is consistent with market practice, is a valuable executive talent retention provision, and is consistent with the objectives of our overall executive compensation program.
     Section 409A. Amounts that are deferred or which become vested under our nonqualified deferred compensation programs after December 31, 2004 are subject to Internal Revenue Code Section 409A, which governs when elections for deferrals of compensation may be made, the form and timing permitted for payment of such deferred amounts, and the ability to change the form and timing of payments initially established. Section 409A imposes sanctions for failure to comply, including accelerated income inclusion, a 20% penalty and an interest penalty. We currently operate our non-qualified deferred compensation program, employment agreements and change in control agreements in good faith compliance with Section 409A as permitted by the proposed regulations issued by the Internal Revenue Service. When final 409A regulations are issued, we will amend our plans as necessary to fully comply with Code Section 409A requirements.
Summary
     In summary, we believe the mix of salary, potentially significant variable cash incentives for both short-term and long-term performance, and the potential for equity ownership in the Company motivates our management team to produce strong results for shareholders. We further believe that this program strikes an appropriate balance in operating our business and appropriate employee rewards based on shareholder value creation.

2007 SUMMARY COMPENSATION TABLE

								Change in Pension
								Value and
						Non-Equity		Nonqualified
				Stock	Option	Incentive Plan		Deferred	All Other
Name and		Salary	Bonus	Awards	Awards	Compensation		Compensation	Compensation	Total
Principal Position	Year	($)	($)	($)	(1)($)	($)		Earnings (3)($)	(4)($)	($)

R. Stan Puckett,	2007	$278,250	$—	$—	$13,887	$134,048	(2)	$2,195	$131,573	$559,953
Chairman of the	2006	265,000	—	—	—	184,000		7,589	127,451	584,040
Board and Chief Executive Officer of the Company and the Bank (“CEO”)

Kenneth R. Vaught,	2007	$237,000	$—	$—	$42,632	$112,106	(2)	$513	$98,170	$490,421
Director, President	2006	225,000	—	—	27,333	155,000		1,537	94,174	503,044
and Chief Operating Officer of the Company and the Bank (“COO”)

James E. Adams,	2007	$200,000	$—	$—	$4,629	$72,000	(2)	$—	$23,835	$300,464
Executive Vice	2006	175,000	—	—	—	80,000		—	11,809	266,809
President, Chief Financial Office and Assistant Secretary of the Company and the Bank (“CFO”)

Steve L. Droke,	2007	$160,813	$—	$—	$14,600	$36,400	(2)	$—	$17,094	$228,907
Senior Vice	2006	155,000	—	—	11,556	52,000		—	16,651	235,207
President and Chief Credit Officer of the Bank (CCO”)

William C. Adams,	2007	$151,475	$—	$—	$12,972	$36,450	(2)	$—	$11,900	$212,797
Jr., Senior Vice	2006	146,000	—	—	9,921	40,500		—	11,459	207,880
President and Chief Information Officer of the Bank (“CIO”)
(1)	The amounts in column captioned “Option Awards” reflect the dollar amount recognized for financial statement reporting purposes for the fiscal years ended December 31, 2007 and 2006, in accordance with FAS 123(R) for stock options awarded pursuant to the Company’s equity incentive plans and thus may include amounts from awards granted in and prior to 2007 and 2006, as applicable. For a description of the assumptions used by the Company in valuing these awards please see “Note 12 — Stock Options” to the Company’s consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, filed with the Securities and Exchange Commission on March 14, 2008. For Mr. Puckett and Mr. Vaught the amount also includes any amount attributable to fair value accounting for cash-settled stock appreciation rights that were granted to Mr. Puckett and Mr. Vaught, which because the grant price of these awards was in excess of the fair market value of the Company’s common stock at December 31, 2007, totaled $0 in 2007. For a description of the assumptions used by the Company in valuing these cash-settled stock appreciation rights please see “Note 12 — Stock Options” to the Company’s consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, filed with the Securities and Exchange Commission on March 14, 2008.

(2)	Payment for 2007 performance paid in January 2008.
(3)	The amount in the column captioned “Change in Pension Value and Nonqualified Deferred Compensation Earnings” is the deemed above-market interest earned on deferred compensation (6.72% — 6.02% = 0.70%) based upon 120% of the Long Term Annual Applicable Federal Rate (“AFR”) published by the Internal Revenue Service in May 2006. The Company’s interest rate for 2007 was 6.72%. Please see “Note 8 — Benefit Plans” to the Company’s consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, filed with the Securities and Exchange Commission on March 14, 2008.

(4)	The amounts shown as “All Other Compensation” for 2007 include the following:

					Health and Life
	Directors Fees Paid	Non-Compete	Company 401(k)	Company Car	Insurance Paid	Country
Name	and Earned	Agreement	Contribution	Allowance	by the Company	Club Dues

R. Stan Puckett	$17,800	$88,983	$13,500	—	$3,216	$8,074
Kenneth R. Vaught	$17,800	$62,379	$13,500	—	$1,525	$2,966
James E. Adams	—	—	$11,593	$9,375	—	$2,867
Steve L. Droke	—	—	$9,590	—	$4,637	$2,867
William C. Adams	—	—	$9,033	—	—	$2,867

GRANTS OF PLAN-BASED AWARDS FOR FISCAL 2007
The following table summarizes certain information regarding grants of plan based awards to the Named Executive Officers during fiscal year 2007. No stock settled stock appreciation rights (“SARs”) have been granted by the Company.

								All Other	All Other
		Estimated Possible Payouts Under			Estimated Future Payouts			Stock	Option
		Non-Equity Incentive Plan Awards			Under Equity Incentive Plan Awards			Awards:	Awards:			Grant Date
								Number	Number of		Exercise or	Fair Value
								of Shares	Securities		Base Price of	of Stock
								of Stock	Underlying		Option	and Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options		Awards	Awards
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)		($/Sh)	($)

R. Stan Puckett	3/19/07	—	—	—	—	—	—	—	9,000	(1)	$34.63	$102,303
	3/19/07	—	—	—	—	—	—	—	9,000	(2)	$34.63	$—
		$—	$111,300	$166,950	—	—	—	—	—		$—	$—
Kenneth R. Vaught	3/19/07	—	—	—	—	—	—	—	10,000	(1)	$34.63	$113,670
	3/19/07	—	—	—	—	—	—	—	10,000	(2)	$34.63	$—
		$—	$94,800	$142,200	—	—	—	—	—		$—	$—
James E. Adams	2/20/07	—	—	—	—	—	—	—	3,000	(1)	$36.32	$36,033
		$—	$80,000	$120,000	—	—	—	—	—		$—	$—
Steve L. Droke	2/20/07	—	—	—	—	—	—	—	2,527	(1)	$36.32	$30,352
		$—	$64,325	$96,488	—	—	—	—	—		$—	$—
William C. Adams	2/20/07	—	—	—	—	—	—	—	2,380	(1)	$36.32	$28,586
		$—	$60,590	$90,885	—	—	—	—	—		$—	$—
(1)	Reflects options awarded to the named executive officer. The term of the options provide for vesting in five equal annual installments commencing one year from the grant date. The options have a life of ten years from the grant date.
(2)	Reflects cash-settled stock appreciation rights granted to the named executive officer. Each grant provides the participant with the right to receive payment in cash, upon exercise of each cash-settled stock appreciation right, for the difference between the appreciation in market value of a specified number of shares of the Company’s Common Stock over the award’s exercise price. The cash-settled stock appreciation rights vest over the same period as the stock option awards issued and can only be exercised in tandem with the stock option awards The per-share exercise price of a cash-settled stock appreciation right is equal to the closing market price of a share of the Company’s Common Stock on the date of grant.
(3)	The amounts shown reflect the payment levels of 0%, 40% and 60% of base compensation under the Company’s Cash Incentive Plan assuming the Company’s performance level falls in the 50th percentile if its peer group of banks.

OUTSTANDING EQUITY AWARDS AT 2007 FISCAL YEAR END
     The following table sets forth certain information with respect to outstanding equity awards at December 31, 2007:

	Option Awards						Stock Awards
										Equity
									Equity	Incentive
									Incentive	Plan
									Plan	Awards:
				Equity					Awards:	Market or
				Incentive					Number of	Payout
				Plan Awards:				Market	Unearned	Value of
	Number	Number of		Number of			Number of	Value of	Shares,	Unearned
	of	Securities		Securities			Shares or	Shares or	Units or	Shares, Units
	Securities	Underlying		Underlying			Units of	Units of	Other	or Other
	Underlying	Unexercised		Unexercised	Option		Stock That	Stock That	Rights That	Rights That
	Unexercised	Options(#)		Unearned	Exercise	Option	Have Not	Have Not	Have Not	Have Not
	Options(#)	Unexercisable		Options	Price	Expiration	Vested	Vested	Vested	Vested
Name	Exercisable	(1)		(#)	($)	Date (2)	(#)	($)	(#)	($)

R. Stan Puckett	9,000	—		—	$12.24	12/31/08	—	—	—	—
	9,000	—		—	$13.41	12/31/09	—	—	—	—
	9,000	—		—	$13.86	12/31/10	—	—	—	—
	9,000	—		—	$15.09	12/31/11	—	—	—	—
	9,000	—		—	$16.41	01/13/13	—	—	—	—
	9,000	—		—	$19.97	01/09/14	—	—	—	—
	9,000	—		—	$26.89	01/25/15	—	—	—	—
	1,800	7,200		—	$28.90	02/21/16	—	—	—	—
	—	9,000		—	$34.63	03/19/17	—	—	—	—
	—	9,000	(3)	—	$34.63	03/19/17	—	—	—	—

Kenneth R. Vaught	1,455	—		—	$30.00	12/31/09	—	—	—	—
	1,455	—		—	$32.00	12/31/10	—	—	—	—
	6,000	4,000		—	$23.99	12/31/14	—	—	—	—
	4,000	6,000		—	$26.89	12/31/15	—	—	—	—
	2,000	8,000		—	$28.90	02/17/16	—	—	—	—
	—	10,000		—	$34.63	03/19/17	—	—	—	—
	—	10,000	(3)	—	$34.63	03/19/17	—	—	—	—

James E. Adams	600	2,400		—	$28.90	2/21/16	—	—	—	—
	—	3,000		—	$36.32	2/20/17	—	—	—	—

Steve L. Droke	2,785	—		—	$23.00	12/31/08	—	—	—	—
	2,800	—		—	$30.00	12/31/09	—	—	—	—
	2,800	—		—	$32.00	12/31/10	—	—	—	—
	—	590		—	$19.00	01/10/13	—	—	—	—
	1,768	1,179		—	$23.21	01/09/14	—	—	—	—
	1,104	1,656		—	$26.89	01/25/15	—	—	—	—
	660	2,642		—	$28.90	02/21/16	—	—	—	—
	—	2,527		—	$36.32	02/20/17	—	—	—	—

William C. Adams	2,285	—		—	$23.00	12/31/08	—	—	—	—
	2,450	—		—	$30.00	12/31/09	—	—	—	—
	2,450	—		—	$32.00	12/31/10	—	—	—	—
	2,579	—		—	$16.00	12/31/11	—	—	—	—
	2,063	516		—	$19.00	12/31/13	—	—	—	—
	1,547	1,032		—	$23.21	01/10/14	—	—	—	—
	906	1,359		—	$26.89	01/09/15	—	—	—	—
	628	2,511		—	$28.90	01/25/16	—	—	—	—
	—	2,380		—	$36.32	02/21/17	—	—	—	—
(1)	Options or cash-settled stock appreciation rights become exercisable in five equal annual installments beginning on the first anniversary of date of grant.
(2)	The expiration date of each option or cash-settled stock appreciation right occurs ten years after the date of grant for each option.
(3)	Cash-settled stock appreciation rights.

OPTIONS EXERCISED AND STOCK VESTED TABLE FOR FISCAL 2007
The following table sets forth certain information with respect to options exercised by the Named Executive Officers in fiscal 2007:

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
	Acquired on Exercise	on Exercise	Acquired on Vesting	on Vesting
Name	(#)	($) (1)	(#)	($)

R. Stan Puckett	9,000	$138,465	—	—
Kenneth R. Vaught	2,201	$22,624	—	—
Steve L. Droke	3,679	$56,147	—	—
William C. Adams	1,860	$20,255	—	—
(1)	Represents the difference between the exercise price and the fair market value of the common stock on the date of exercise.
PENSION BENEFITS
     The Company has entered into non-compete agreements with each of Messrs. Puckett and Vaught, pursuant to which the Company has agreed to provide certain retirement benefits. Information regarding potential payments pursuant to these agreements is set forth below:

			Present
			Value of	Payments
		Number of Years	Accumulated	During Last
		Credited Service	Benefit	Fiscal Year
Name	Plan Name	(#)	($)	($)

R. Stan Puckett	Non-Compete Agreement	4	$323,800	$—
Kenneth R. Vaught	Non-Compete Agreement	3	194,955	—
     Pursuant to Mr. Puckett’s non-compete agreement, he has agreed not to, among other things, during the term of his employment or following termination of his employment until his sixtieth (60th) birthday, engage in the business of banking in any county of any state in which the Company has an office or branch at the time of his termination. In consideration for this agreement, the Company has agreed to pay Mr. Puckett a deferred compensation benefit for a period of seven years following the termination of his employment, or upon his sixtieth (60th) birthday if Mr. Puckett is still employed with the Company on such date. If Mr. Puckett dies before age 54 while still employed by the Company, the benefit will be paid to his beneficiary as if he had retired on his fifty-fourth (54th) birthday. Mr. Puckett’s non-compete agreement also provides for the payment of benefits for seven years following a change in control of the Company or Mr. Puckett becoming disabled. The Company accrued $88,983 for the payment of the benefit under this agreement in 2007.
     Pursuant to Mr. Vaught’s non-compete agreement, he has agreed that, in exchange for his receipt of a deferred compensation benefit, that during the term of his employment or following his termination by the Company without cause or his voluntary resignation, until his forty-six (46th) birthday, he would not either directly or indirectly engage in the business of banking, or any other business in which the Company directly or indirectly engages during the term of his employment with the Company in any county of any state in which the Company has an office or branch at the time of his termination.

     In consideration of his agreement not to compete, the Company agreed to pay to Mr. Vaught, upon his reaching age 50, deferred compensation benefits for a period of 10 years following the termination of his employment or upon his fiftieth (50th) birthday if still employed by the Company at that date. If Mr. Vaught dies before age 50 while still employed by the Company, the benefits will be paid to his beneficiary beginning on August 1, 2014. If he dies after his fiftieth (50th) birthday while still employed by the Company, the benefit payments will commence within ninety days following his death. The agreement also provides that Mr. Vaught can defer receipt of these payments until age 60 if he is still employed by the Company at age 50. Mr. Vaught’s non-compete agreement also provides for the payment of benefits for ten years following a change in control. The Company accrued $62,379 for the payment of the benefit under this agreement in 2007.
NONQUALIFIED DEFERRED COMPENSATION TABLE FOR FISCAL 2007
     The following table sets forth certain information with respect to deferrals made by the Company’s Named Executive Officers pursuant to the Company’s nonqualified deferred compensation plan described below, the earnings thereon and the aggregate balance at December 31, 2007:

	Executive	Registrant		Aggregate	Aggregate Balance
	Contributions in	Contributions in	Aggregate Earnings	Withdrawals/	at Last
	Last FY(1)	Last FY (1)	in Last FY (1)	Distributions	FYE
Name	($)	($)	($)	($)	($)

R. Stan Puckett	$12,000	$—	$27,213	$—	$333,564
Kenneth R. Vaught	12,000	—	6,360	—	82,963
James E. Adams	—	—	—	—	—
Steve L. Droke	—	—	—	—	—
William C. Adams	—	—	—	—	—
(1)	All amounts reported in the columns titled “Executive Contributions in Last FY, Registrants Contributions in Last FY and Aggregate Earnings in Last FY” are also reported as compensation to such named executive officer in the Summary Compensation Table on page 15.
     During 2007 and 2006, the Bank maintained a deferred compensation plan (the “Original Plan”) pursuant to which the Chief Executive Officer and the President and Chief Operating Officer could elect to defer receipt of a portion of their salaries by entering into deferred salary agreements with the Bank. In addition to the salary deferral, the agreements also provided for payment of benefits under certain events of disability, early retirement, termination of employment or death. The Bank is the beneficiary of life insurance acquired with respect to officers participating in the Original Plan. During 2006, the Company began using a formula which provides an annual earnings crediting rate based upon 75% of the Company’s return on average stockholders’ equity on balances in the plan, until the officer is separated from service, and, thereafter at an earnings crediting rate of 56.25% of the Company’s return on average stockholders’ equity for the year ending. For the year ended December 31, 2007, the Company’s Return on Average Equity was 8.96%.
     On September 20, 2004, the Company approved a separate deferred compensation plan for nonemployee directors (the “Nonemployee Plan”) which, effective July 1, 2004, enabled nonemployee directors to defer additional board and committee meeting fees, beyond those being deferred under the Original Plan, into certain investment vehicles, including a “deemed” investment in the Company’s common stock. Mr. Bachman and Mrs. Bachman are currently the only participants in the Nonemployee Plan and they have deferred $11,675 and $4,800, respectively, of there director fees into the Nonemployee Plan and earned $4,098 and $3,191, respectively, on there deferrals during 2007. On December 13, 2004, the Company amended and restated the Nonemployee Plan for the principal purpose of ensuring that it complies with The American Jobs Creation Act of 2004. On December 16, 2005, the Company approved additional changes to its Nonemployee Plan effective January 1, 2005, which further facilitate compliance with Section 409A of the Internal Revenue Code of 1986, as amended.

DIRECTOR COMPENSATION TABLE
The table below summarizes the compensation paid by the Company to directors for the fiscal year ended December 31, 2007:

					Change in
					Pension Value
					and
					Nonqualified
	Fees Earned			Non-Equity	Deferred
	or Paid in		Option	Incentive Plan	Compensation	All Other
	Cash	Stock Awards	Awards	Compensation	Earnings	Compensation		Total
Name	($)	($)	($)	($)	($)	($)		($)

Martha M. Bachman	$24,700	$—	$—	$—	$258	—		$24,958
Phil M. Bachman	32,200	—	—	—	62,250	—		94,450
Charles S. Brooks	26,350	—	—	—	7,869	—		34,219
Bruce Campbell	19,000	—	—	—	—	—		19,000
W.T. Daniels	32,575	—	—	—	15,667	—		48,242
Robin Haynes	22,600	—	—	—	—	—		22,600
Jerald K. Jaynes	28,450	—	—	—	20,953	—		49,403
Robert K. Leonard	26,950	—	—	—	—	—		26,950
Terry Leonard	23,350	—	—	—	23,442	—		46,792
Ronald E. Mayberry	17,800	—	—	—	1,626	$182,492	(a)	201,918
John Tolsma	25,600	—	—	—	1,923	—		27,523
Charles H. Whitfield, Jr.	26,800	—	—	—	4,523	—		31,323
     (a) Includes his salary of $172,000 and his 2006 bonus of $10,492, which was paid in February 2007.
     Directors of the Company meet as a board on a monthly basis, or more often as needed, to address matters relating to the operation and direction of the Company. During 2007, the Company did not compensate members of its board of directors for any meetings of the board, except for certain special meetings held on dates other than a regularly scheduled meeting of the Bank’s board of directors. During 2007, the Board of Directors of the Company met 15 times, of which three of the meetings were special meetings as to which the directors were each paid $600 for their attendance by the Bank.
     Directors of the Company are also directors of the Bank. The Bank compensates members of its board of directors for all regular and special meetings. Directors of the Bank received $600 for each regular monthly and specially-called board meeting attended in 2007, plus payment of such fee for up to two absences during a year. The Bank’s board of directors met 12 times in 2007. Each Bank director also received, in 2007, an annual retainer fee of $10,000, paid in equal quarterly amounts. Members of the Executive Committee of the Bank’s board of directors also received $450 for each twice-monthly meeting of the Executive Committee attended, and Messrs. Bachman and Daniels, the two permanent members of the Committee, received an annual retainer of $1,500. During 2007, members of the Company’s Audit Committee received $450 per each quarterly meeting and specially-called meetings, as well as an annual retainer fee of $1,500 paid in equal quarterly amounts. In addition, the Chairman of the Audit Committee received an annual retainer of $3,000. Compensation for all other committee meetings was $300 per meeting during 2007.
     During 2007, pursuant to the Original Plan, all directors could elect to defer receipt of a portion of their fees by entering into deferred fee agreements with the Bank. In addition to the fee deferral, the agreements also provided for payment of benefits under certain events of disability, early retirement, termination of employment or death. The Bank is the beneficiary of life insurance acquired with respect to directors participating in the Original Plan. During 2006, the Company began using a formula which provides an annual earnings crediting rate based upon 75% of the Company’s return on average stockholders’ equity on balances in the plan, until the Director is separated from service, and, thereafter at an earnings crediting rate of 56.25% of the Company’s return on average stockholders’ equity for the year ending.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
     The following table describes the potential payments and benefits under the Company’s compensation and benefit plans and arrangements to which the Named Executive Officers would be entitled upon termination of employment as of December 31, 2007.

		Continuation
	Cash	of Medical	Acceleration of Equity		Total
	Severance	and Welfare	Awards (Intrinsic	Non-Compete	Termination
Name	Payment	Benefits	Value at 12/31/07)	Agreement	Benefits

R. Stan Puckett	$—	$—	$—	$—	$—
• Voluntary termination	—	—	—	—	—
• Involuntary termination
• Involuntary without cause termination prior to a change in control	437,274	—	—	467,313	904,587
• Involuntary or good reason termination after change in control (CIC)	966,016	—	—	700,000	1,666,016

Kenneth R. Vaught	—	—	—	—	—
• Voluntary termination	—	—	—	—	—
• Involuntary termination
• Involuntary without cause termination prior to a change in control	370,553	—	—	411,460	782,013
• Involuntary or good reason termination after change in control (CIC)	820,736	—	—	1,110,000	1,930,736

James E. Adams
• Voluntary termination	—	—	—	—	—
• Involuntary termination	—	—	—	—	—
• Involuntary or good reason termination after change in control (CIC)	470,000	—	—	—	470,000

Steve L. Droke
• Voluntary termination	—	—	—	—	—
• Involuntary termination	—	—	—	—	—
• Involuntary or good reason termination after change in control (CIC)	356,418	—	—	—	356,418

William C. Adams
• Voluntary termination	—	—	—	—	—
• Involuntary termination	—	—	—	—	—
• Involuntary or good reason termination after change in control (CIC)	337,885	—	—	—	337,885
     On December 31, 2007, the Company entered into an employment agreement with each of R. Stan Puckett and Kenneth R. Vaught, the Company’s chief executive officer and president, respectively (the “Employment Agreements”), which agreements replaced the existing employment agreements with each of these individuals. Pursuant to the terms of the Employment Agreements, the Company agreed to employ Mr. Puckett and Mr. Vaught as the chief executive officer and president, respectively, of the Company for a three-year term ending December 31, 2010. Pursuant to the terms of the Employment Agreements, each employee’s term may be extended for additional three-year periods if the Company or the employee fails to notify the other of an intent to terminate the Employment Agreement upon not less than 90 days’ notice prior to the end of the then current term. Under the terms of the Employment Agreements, Mr. Puckett and Mr. Vaught will be entitled to a beginning base salary of $278,250 and $237,000, respectively, as well as director fees for service on the Company’s and its subsidiaries’ boards of directors, life insurance, participation in Company-sponsored benefit plans, including equity-based plans and cash incentive plans, and other fringe benefits.

     The Company may terminate Mr. Puckett’s or Mr. Vaught’s employment immediately for cause, in which event the Company shall have no further obligations to pay Mr. Puckett or Mr. Vaught, as the case may be, for his services, except for any accrued and unpaid salary through the termination date. The Company may also terminate the employment of Mr. Puckett or Mr. Vaught, as the case may be, without cause, in which case the Company shall pay to Mr. Puckett or Mr. Vaught, not earlier than six (6) months following the date of termination, a lump sum payment equal to the sum of one year of such employee’s base salary plus an amount that is the average of the employee’s previous two years’ bonus. Mr. Puckett or Mr. Vaught may each also terminate his employment under the Employment Agreements voluntarily on not less than 60 days’ notice.
     “Cause” is defined in the Employment Agreements to include (i) permanent disability of the executive; (ii) death of the executive; (iii) material breach of the Employment Agreement by the executive; (iv) failure of the executive to perform his duties in a manner that the Company requires; (v) an act of gross negligence by the executive that causes harm to the Company; (vi) the executive’s conviction of, or pleading guilty (including a plea of nole contendere) to, a criminal act which is a felony or which is a misdemeanor involving moral turpitude; (vii) excessive absenteeism by the executive; and (viii) any misrepresentation or breach of the covenants and warranties contained in the Employment Agreement by the executive.
     Under the terms of the Employment Agreements, if within 18 months following a change in control the Company or its successor terminates Mr. Puckett or Mr. Vaught, as the case may be, without cause or Mr. Puckett or Mr. Vaught voluntarily resigns following a change in position, a reduction in title or a significant reduction in the duties which he is to perform for the Company or its successor, then the Company or its successor shall pay to Mr. Puckett or Mr. Vaught, as the case may be, a lump sum payment equal to 2.99 times Mr. Puckett’s or Mr. Vaught’s annual base salary and bonus for the year immediately preceding termination. This payment shall be made no earlier than six months’ following the date of termination. If payments to Mr. Puckett or Mr. Vaught following a change in control would create an excise tax for the employee under the excess parachute rules of Section 4999 of the Internal Revenue Code, the Company is required to pay to the employee the amount of such excise tax and all federal and state income or other taxes with respect to any such additional amounts (the “Gross-Up Amount”) and such additional amount as is necessary to offset any tax liability of the employee as a result of the Gross-Up Amount.
     A “Change in Control” is defined in the Employment Agreements to include a change in the ownership of the Company, a change in the effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company as provided under Section 409A of the Internal Revenue Code and any Internal Revenue Service guidance and regulations issued in connection with Section 409A of the Internal Revenue Code.

Security Ownership of Certain Beneficial Owners and Management

     Persons and groups beneficially owning more than 5% of the Common Stock are required under federal securities laws to file certain reports with the Securities and Exchange Commission (“SEC”) detailing their ownership. The following table sets forth the amount and percentage of the Common Stock beneficially owned by any person or group of persons known to the Company to be a beneficial owner of more than 5% of the common stock as of the record date.

Name and Address of	Amount and Nature of	Percent of Common
Beneficial Owner	Beneficial Ownership (a)	Stock Outstanding

Phil M. Bachman
Martha Bachman	881,269 (b)	6.78%
100 N. Main Street
P.O. Box 1120
Greeneville, Tennessee 37743

(a)	For purposes of this table, an individual or entity is considered to “beneficially own” any share of Common Stock which he, she or it directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, has or shares: (1) voting power, which includes the power to vote, or to direct the voting of, such security; and/or (2) investment power, which includes the power to dispose, or to direct the disposition of, such security. In addition, an individual or entity is deemed to be the beneficial owner of any share of Common Stock of which he, she or it has the right to acquire voting or investment power within 60 days of the record date.

(b)	Phil Bachman and Martha Bachman are husband and wife. Includes 196,799 shares of Common Stock held directly or indirectly by Martha Bachman as to which Phil Bachman disclaims beneficial ownership, 666,830 shares owned by Phil Bachman individually and 18,000 shares owned by Mr. and Mrs. Bachman jointly.

     The following table sets forth, as of the record date, certain information known to the Company as to Common Stock beneficially owned by each director and Named Executive Officer of the Company and by all directors and executive officers of the Company as a group. The address for each of our directors and executive officers listed below is c/o Green Bankshares, Inc., 100 North Main Street, P.O. Box 1120, Greeneville, Tennessee 37743.

	Amount and Nature
	of		Shares Acquirable		Percent of
	Beneficial		in		Common Stock
Name and Position	Ownership (a)(b)		60 Days (c)		Outstanding

R. Stan Puckett, Chairman of the Board and Chief Executive Officer	118,188		66,600	(d)	1.41%
Phil M. Bachman, Secretary and Director	881,629	(e)	—		6.78%
Martha Bachman, Director	881,629	(e)	—		6.78%
Charles S. Brooks, Director	1,092		—		*
Bruce Campbell, Director	5,860		—		*
W.T. Daniels, Director	9,734		—		*
Robin Haynes, Director	10,964		—		*
Jerald K. Jaynes, Director	17,304		—		*
Bobby Leonard, Director	13,161		—		*
Terry Leonard, Director	50,384		—		*
Samuel Lynch, Director	604		—		*
John Tolsma, Director	1,897		—		*
Charles H. Whitfield, Jr., Director	7,273		—		*
Ronald E. Mayberry, Director, Regional Executive, Sumner County	62,742		17,487		*
Kenneth R. Vaught, Director, President and Chief Operating Officer	15,900		20,910		*
William C. Adams, Senior Vice President and Chief Information Officer	20,673		17,497		*
Steve L. Droke, Senior Vice President and Chief Credit Officer	12,392		14,815		*
James E. Adams, Executive Vice President, Chief Financial Officer and Assistant Secretary	3,871		1,800		*
All directors and executive officers as a group (20 persons)	1,253,262		164,360		10.77%

*	Less than 1% of the outstanding Common Stock.

(a)	For the definition of “beneficial ownership,” see Note (a) to the preceding table.

(b)	Includes shares owned directly by directors and executive officers of the Company as well as shares held by their spouses and children, trust of which certain directors are trustees and corporations in which certain directors own a controlling interest.

(c)	Represents options to purchase Common Stock which are exercisable within 60 days of the record date which are included within the Amount and Nature of Beneficial Ownership column.

(d)	Includes options to acquire 54,000 shares of Common Stock currently exercisable (or exercisable within 60 days of the record date) by Mr. Puckett at an exercise price equal to 150% of the book value of the Common Stock at the date of grant (a weighted average price of approximately $15.16 per share) and options to acquire 12,600 shares of Common Stock currently exercisable (or exercisable within 60 days of the record date) by Mr. Puckett at an exercise price equal to the fair market value at the date of grant (a weighted average price of approximately $27.75 per share).

(e)	Phil Bachman and Martha Bachman are husband and wife. Includes 196,799 shares of common stock held directly or indirectly by Martha Bachman as to which Phil Bachman disclaims beneficial ownership, 666,830 shares owned by Phil Bachman individually and 18,000 shares owned by Mr. and Mrs. Bachman jointly.

PROPOSAL 2 — Ratification of the Appointment of Independent Registered Public Accounting Firm

     The Audit Committee of the Company’s board of directors has appointed Dixon Hughes PLLC (“Dixon Hughes”) as the Company’s independent registered public accounting firm for 2008, subject to ratification by a majority of the shares represented at the Annual Meeting. The decision of the Audit Committee was based on a review of the qualifications, independence, past performance and quality controls of the auditor. The decision took into account the proposed audit scope, staffing and approach, including coordination of the external auditor’s efforts with the Company’s outsourced internal audit function, as well as audit fees for the coming year. Dixon Hughes is considered to be well qualified.
     In view of the difficulty and expense involved in changing auditors on short notice, should the shareholders not ratify the selection of Dixon Hughes, it is contemplated that the appointment of Dixon Hughes for the fiscal year ending December 31, 2008, will be permitted to stand unless the board of directors finds compelling reasons for making a change. Disapproval by the shareholders will be considered a recommendation that the board select other auditors for the following year. In order for the proposal to ratify the appointment of Dixon Hughes as the Company’s independent registered public accounting firm, the number of shares voted in favor of the proposal must exceed the number of shares voted against the proposal.
     Representatives of Dixon Hughes are expected to be present at the Annual Meeting and will be given the opportunity to make a statement, if they desire, and to respond to appropriate questions.
     During the years ended December 31, 2007 and December 31, 2006, the Company incurred (including those billed or expected to be billed) the following principal independent auditor fees from Dixon Hughes:

	2007	2006
Audit Fees(a):	$379,000	$238,120
Audit-Related Fees(b):	24,675	37,300
Tax Fees(c)	17,895	21,465
All Other Fees(d):	—	—

(a)	Includes fees related to the annual independent audit of the Company’s consolidated financial statements and reviews of the Company’s annual report on Form 10-K, review of the Company’s interim financial statements, issuance of consents, Federal Deposit Insurance Corporation Improvement Act (“FDICIA”) attest services, Sarbanes-Oxley Section 404 attest services, review of registration statements and quarterly reports on Form 10-Q, report on management’s assertion regarding internal control over financial reporting and services provided in connection with the Company’s filing of a Registration Statement on Form S-4 in 2007.

(b)	Fees incurred were for (a) general accounting matters and related consultations, (b) certain procedures related to the Company’s collateral position for its borrowings from the Federal Home Loan Bank of Cincinnati, and (c) an employee benefit plan audit. The Audit Committee has considered whether the provision of these services is compatible with maintaining the independence of Dixon Hughes.

(c)	Fees incurred were for income tax return preparation and compliance services. The Audit Committee has considered whether the provision of these services is compatible with maintaining the independence of Dixon Hughes.

(d)	There were no additional fees billed to the Company by Dixon Hughes for 2007 and 2006.

     The Audit Committee has adopted a formal policy concerning approval of audit and non-audit services to be provided by the Company’s independent auditor. The policy requires that all services provided by the independent auditor, including audit services and permitted audit-related and non-audit services, be pre-approved by the Audit Committee. The Audit Committee approved all audit and non-audit services provided by the Company’s independent auditor during 2007.
     THE COMPANY’S BOARD OF DIRECTORS BELIEVES THAT THE PROPOSED APPOINTMENT OF DIXON HUGHES AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM IS IN THE BEST INTERESTS OF THE COMPANY AND ITS SHAREHOLDERS, HAS UNANIMOUSLY APPROVED ADOPTION OF THIS PROPOSAL AND UNANIMOUSLY RECOMMENDS A VOTE FOR THIS PROPOSAL.
Executive Officers of Green Bankshares, Inc.

Name	Age	Title
R. Stan Puckett	52	Chairman of the Board and Chief Executive Officer
Kenneth R. Vaught	43	President and Chief Operating Officer
James E. Adams	63	Executive Vice President, Chief Financial Officer and Assistant Secretary
Steve L. Droke	58	Senior Vice President and Chief Credit Officer
William C. Adams, Jr.	51	Senior Vice President and Chief Information Officer
Steve D. Ottinger	58	Senior Vice President and Chief Human Resources Officer
G. Frank Snyder	48	Senior Vice President and Retail Banking Manager
     R. Stan Puckett currently serves as Chief Executive Officer of the Company and the Bank and has held that position since 1990. He also is currently Chairman of the board of directors. He has served as Chief Executive Officer of GreenBank since February 1989. He is a graduate of Bristol University with a degree in business administration. He served as President of First American National Bank of Johnson City, Tennessee from December 1987 to February 1989 and as its Vice President from June 1986 to December 1987. He was Assistant Vice President of First Union National Bank in Asheville, North Carolina from September 1983 to June 1986 and served as commercial loan officer of Signet Bank in Bristol, Virginia from September 1977 to June 1983.
     Kenneth R. Vaught currently serves as President and Chief Operating Officer of the Company and the Bank and has held these positions since June 2002. He also was elected to the Company’s board of directors on that date. Previously, he served as Senior Vice-President and Regional Executive for the Bank’s Blount and Knox County, Tennessee offices. Prior to joining the Company, Mr. Vaught began his banking career in 1987 as a Management Trainee with Hamilton Bank (SunTrust affiliate) in Johnson City, Tennessee. He later joined First Tennessee Bank in 1989 as a Commercial Loan Officer. In 1991, he was promoted to Vice President and transferred to First Tennessee Bank, Maryville, Tennessee. He left First Tennessee Bank in 1998 as Senior Vice President and Commercial Banking Manager to join what was then Greene County Bank. He is a graduate of East Tennessee State University with a degree in Finance.
     James E. Adams joined the Company in December 2005 and assumed the role of Senior Vice President, Chief Financial Officer and Assistant Secretary. He was promoted to Executive Vice President in 2007. Prior to the Company, Mr. Adams served as Executive Vice President and Chief Financial Officer of Rurban Financial Corporation from 2003 to 2005. Prior to that, he was retired after having served as Executive Vice President and Chief Financial Officer of Integra Bank Corporation from 1999 through 2002; and Executive Vice President and Chief Financial Officer of MainStreet Financial Corporation from 1994 to 1999. He has held executive management positions at several multi-billion dollar bank holding companies, which have subsequently been acquired, since 1978. Mr. Adams began his career in 1970 as a Certified Public Accountant upon graduation from Michigan State University and subsequently began his banking career in 1974. He has co-authored two books used throughout the financial services industry and was appointed to serve a three year term on the Finance and Accounting Commission of the Bank Administration Institute in the mid 80’s.

     Steve L. Droke has served as Senior Vice President and Chief Credit Officer of the Bank since July 1997, with responsibilities for risk management including Credit Policy development and implementation and oversight of Compliance and Loan Operations. Prior to joining the Bank, he was Senior Vice President and Senior Credit Officer with First American Corporation. His 32-year banking career includes a varied background in bank management, risk management, and lending. Mr. Droke is a graduate of East Tennessee State University with a B.S. in Finance, the Graduate School of Retail Bank Management at the University of Virginia, and the Graduate School of Commercial Bank Lending at the University of Oklahoma. He is a member of The Risk Management Association and Tennessee Bankers Association.
     William C. Adams, Jr. has served as Senior Vice President and Chief Information Officer of the Bank since 1998, with responsibilities for oversight of the information technology and operations functions. Prior to joining the Bank he served as CEO of Premier Bank of East Tennessee from 1991 to 1998. Prior to that he was Senior Regional Lender for First American Bank (subsequently Regions Bank) in Maryville, Tennessee and Commercial Lender for Third National Bank (subsequently SunTrust) in Nashville, Tennessee. Early in his 28 year banking career he served as Installations Coordinator for a major national financial services software provider, where he oversaw or participated in over 50 community bank software installations and conversions nationwide. He is a graduate of the University of Tennessee.
     Steve D. Ottinger joined the Bank in October of 1975. He currently serves as Senior Vice President and Chief Human Resources Officer, with responsibilities for training, certain areas of risk management and compliance, customer privacy, and customer information security. Prior to joining the bank, Mr. Ottinger spent five years in city government as Director of Parks and Recreation for the town of Greeneville, Tennessee. His experience includes both retail banking and operations. Throughout his career he has been very involved in community activities having served in leadership capacities in many non-profit organizations and that continues. He is a member of the Society for Human Resource Management, a graduate of The Tennessee School of Banking, and holds a Bachelor’s of Business Administration with an emphasis in Human Resources from East Tennessee State University.
     G. Frank Snyder joined the Bank in 1995 and currently serves as Senior Vice President and Retail Banking Manager. Prior to be appointed to his current position, he had served in various capacities of increasing responsibility including loan officer, branch manager, electronic banking manager and regional executive. Before entering the financial services industry, Frank served for 10 years in the not-for-profit industry in leadership capacities with the United Way and the YMCA organizations. He is a graduate of the University of Tennessee with a degree in education.

FUTURE SHAREHOLDER PROPOSALS

     If a shareholder wishes to have a proposal included in the Company’s proxy statement for the Company’s 2009 Annual Meeting of Shareholders, that proposal must be received by the Company at its executive offices in Greeneville, Tennessee by December 4, 2008. If a shareholder wishes to present a proposal at the Company’s 2009 annual meeting of shareholders and the proposal is not intended to be included in the Company’s proxy statement relating to that meeting, the shareholder must give advance notice to the Company prior to the deadline for such meeting determined in accordance with the Company’s Amended and Restated Charter (the “Charter Deadline”). Under the Company’s Amended and Restated Charter, in order to be deemed properly presented, notice must be delivered to the Company’s Secretary at the Company’s principal executive offices no less than forty (40) nor more than sixty (60) days prior to the scheduled date of the meeting at which such matter is to be acted upon; provided, however, that if notice or public disclosure of such meeting is given fewer than fifty (50) days before the meeting, notice by the shareholder must be delivered to the Company not later than the close of business on the tenth (10th) day following the day on which notice of the meeting was mailed to shareholders. If a shareholder gives notice of such a proposal after the Charter Deadline, the shareholder will not be permitted to present the proposal to the shareholders for a vote at the meeting.
     The SEC rules also establish a different deadline for submission of shareholder proposals that are not intended to be included in the Company’s proxy statement with respect to discretionary voting (the “Discretionary Voting Deadline”). This deadline for the 2009 annual meeting of shareholders is February 17, 2009. If a shareholder gives notice of a proposal after this deadline, the persons named as proxies in the proxy statement for the 2009 annual meeting will be allowed to use their discretionary voting authority to vote against the shareholder proposal when, and if, the proposal is raised at the 2009 annual meeting. Because the Charter Deadline is not capable of being determined until the Company gives notice of, or publicly announces, the date for the 2009 annual meeting of shareholders, it is possible that the Charter Deadline may occur after the Discretionary Voting Deadline, in which case a proposal received after the Discretionary Voting Deadline but before the Charter Deadline would be eligible to be presented at the 2009 annual meeting of shareholders and the Company believes that the persons named as proxies in the proxy statement would be allowed to use the discretionary authority granted by the proxy card to vote against the proposal at the meeting without including any disclosures of the proposal in the proxy statement relating to the meeting.
     The Company has not been notified by any shareholder of his or her intent to present a shareholder proposal from the floor at the Annual Meeting. The enclosed proxy card grants proxy holders discretionary authority to vote on any matter properly brought before the Annual Meeting, including any shareholder proposals received between the date of this proxy statement and the Charter Deadline for the Annual Meeting, which is April 13, 2008.
     Shareholder proposals should be addressed to Secretary, Green Bankshares, Inc., 100 North Main Street, P.O. Box 1120, Greeneville, Tennessee 37743 and must comply with the provisions of the Company’s Amended and Restated Charter. Nothing in this paragraph shall be deemed to require the Company to include in its proxy statement and form of proxy relating to the Company’s 2009 Annual Meeting of Shareholders any shareholder proposal that does not satisfy the requirements for inclusion as established by the SEC at the time of receipt.

OTHER MATTERS

     As of the date of this document, the Company’s board of directors is not aware of any matters that will be presented for consideration at the Company’s Annual Meeting. If any other matters come before either of the meetings or any adjournments or postponements of the meeting and are voted upon, the enclosed proxy will confer discretionary authority on the individuals named as proxies to vote the shares represented by the proxy as to any other matters. The individuals named as proxies intend to vote in accordance with their best judgment as to any other matters.
     The Company’s 2007 Annual Report to Shareholders (the “Annual Report”), including financial statements, is being mailed with this Proxy Statement to all persons who were shareholders of record as of the close of business on the record date. Any shareholder who does not receive a copy of the Annual Report may obtain a copy by writing to the Secretary of the Company. The Annual Report is not to be treated as a part of this proxy solicitation material or as having been incorporated herein by reference.

BY ORDER OF THE BOARD OF DIRECTORS /s/ Phil M. Bachman
Phil M. Bachman Secretary

Greeneville, Tennessee
April 3, 2008

ANNUAL REPORT ON FORM 10-K

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, as filed with the Securities and Exchange Commission will be furnished without charge to persons who were shareholders as of the record date upon written request to the Secretary, Green Bankshares, Inc., 100 North Main Street, P.O. Box 1120, Greeneville, Tennessee 37743 or by calling (423) 639-5111.

GREEN BANKSHARES, INC.
100 North Main Street
P.O. Box 1120
Greeneville, Tennessee 37743
REVOCABLE PROXY FOR THE ANNUAL MEETING
OF SHAREHOLDERS
April 29, 2008

You can vote in one of three ways: 1) By Mail, 2) By Internet, 3) By Phone.
See the reverse side of this sheet for instructions.
IF YOU ARE NOT VOTING BY INTERNET OR BY TELEPHONE, COMPLETE BOTH SIDES OF PROXY CARD,
DETACH AND RETURN IN THE ENCLOSED ENVELOPE TO:
Illinois Stock Transfer Co.
209 West Jackson Boulevard, Suite 903, Chicago, Illinois 60606
     The undersigned hereby constitutes and appoints R. Stan Puckett and James E. Adams, and each of them, the proxies of the undersigned, with full power of substitution, to attend the Annual Meeting of Shareholders of Green Bankshares, Inc. (the “Company”) to be held at the General Morgan Inn, 111 North Main Street, Greeneville, Tennessee on Tuesday, April 29, 2008 at 11:00 a.m., local time, and at any adjournments thereof, and to vote all the shares of stock of the Company which the undersigned may be entitled to vote, upon the following matters.
     Proxy Solicited by and on behalf of the Board of Directors for the Annual Meeting of Shareholders to be held on Tuesday, April 29, 2008. The Company’s Board of Directors recommends a vote “FOR” each of the proposals.
1.	The election of the following directors:

WITHHOLD
For terms to expire in 2011	FOR	AUTHORITY

01 Bruce Campbell	☐	☐

02 Samuel E. Lynch	☐	☐

03 R. Stan Puckett	☐	☐

04 John Tolsma	☐	☐
2.	Ratification of the appointment of Dixon Hughes PLLC as the Company’s independent registered public accounting firm for 2008.

FOR	☐	AGAINST	☐	ABSTAIN	☐
3.	The transaction of such other business as may properly come before the Annual Meeting or any adjournments thereof.
Your shares will be voted in accordance with your instructions. If no choice is specified, shares will be voted FOR all nominees in the election of directors, FOR approval of the selection of Dixon Hughes PLLC as the Company’s independent registered public accounting firm and FOR the adjournment of the annual meeting, if necessary.

TO VOTE BY MAIL
     To vote by mail, complete both sides, sign and date the proxy card below. Detach the card below and return it in the envelope provided.
TO VOTE BY INTERNET
Your Internet vote is quick, confidential and your vote is immediately submitted. Just follow these easy steps:
1.	Read the accompanying Proxy Statement.
2.	Visit our Internet voting site at http:/www.illinoisstocktrnasfer.com, click on the heading “Internet Voting” and follow the instructions on the screen.
3.	When prompted for your Voter Control Number, enter the number printed just above your name on the front of the proxy card.
Please note that all votes cast by Internet must be completed and submitted prior to Sunday, April 27, 2008 at 11:59 p.m. Central Time. Your Internet vote authorizes the named proxies to vote your shares to the same extent as if you marked, signed, dated and returned the proxy card.
This is a “secured” web page site. Your software and/or Internet provider must be “enabled” to access this site. Please call your software or Internet provider for further information if needed.
If you vote By Internet, Please Do Not Return Your Proxy Card By Mail
TO VOTE BY TELEPHONE
Your telephone vote is quick, confidential and immediate. Just follow these easy steps:
1.	Read the accompanying Proxy Statement.
2.	Using a Touch-Tone telephone, call Toll Free 1-800-555-8140 and follow the instructions.
3.	When asked for your Voter Control Number, enter the number printed just above your name on the front of the proxy card.
Please note that all votes cast by Internet must be completed and submitted prior to Sunday, April 27, 2008 at 11:59 p.m. Central Time. Your telephone vote authorizes the named proxies to vote your shares to the same extent as if you marked, signed, dated and returned the proxy card.
If you vote By Telephone, Please Do Not Return Your Proxy Card By Mail
     The undersigned hereby acknowledges receipt of a copy of the accompanying Notice of Annual Meeting of the Shareholders and Proxy Statement and the Annual Report to Shareholders for the fiscal year ended December 31, 2007, and hereby revokes any proxy heretofore given. This proxy may be revoked at any time before its exercise.

Date:

Signature:

Signature:

Please mark, date and sign as your name appears herein and return in the enclosed envelope. If acting as executor, administrator, trustee, guardian, etc. you should so indicate when signing. If the signor is a corporation, please sign the full name by duly appointed officer. If a partnership, please sign in partnership name by authorized person. If shares are held jointly, each shareholder named should sign.